Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218161 on Form S-3 and Registration Statement No. 333-189619 on Form S-8 of our reports dated February 15, 2018, relating to the consolidated financial statements of CYS Investments, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of these Registration Statements.

/s/ DELOITTE & TOUCHE LLP
Boston, MA
February 15, 2018